EXHIBIT 99.1



                        AMERICAN CLAIMS EVALUATION, INC.
                   REPORTS FOURTH QUARTER AND YEAR END RESULTS


JERICHO, NY, June 18, 2003: American Claims Evaluation, Inc. (NASDAQ:AMCE) announced revenues of $1,197,700 and a net loss of $670,834 ($.16 net loss per share) for the year ended March 31, 2003. By comparison, revenues for the year ended March 31, 2002 were $1,260,913 with net earnings of $302,839 ($.07 net earnings per share).


                                      3 MONTHS ENDED            YEAR ENDED
                                  ---------------------   ---------------------
                                   03/31/03    03/31/02    03/31/03    03/31/02
                                  ---------   ---------   ---------   ---------
                                       (UNAUDITED)

Revenues                           $291,959    $300,634   $1,197,700  $1,260,913

Operating Loss                     (504,774)   (134,882)   (849,313)   (506,270)

Earnings (loss) before
  income tax expense (benefit)     (473,868)    357,894    (704,834)    208,839

Net earnings (loss)                (474,868)    417,894    (670,834)    302,839

Net earnings per share:
    Basic                            ($0.11)      $0.10      ($0.16)      $0.07
                                  =========   =========   =========   =========
    Diluted                          ($0.11)      $0.10      ($0.16)      $0.07
                                  =========   =========   =========   =========

Weighted average common
  shares outstanding:
    Basic                         4,259,800   4,273,500   4,259,800   4,273,500
    Diluted                       4,259,800   4,273,500   4,259,800   4,273,500

During the fourth quarter of the year ended March 31, 2003, the Company performed its annual impairment testing of goodwill as required by Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. As a result of this test, the Company concluded the goodwill was impaired due to its continued operating losses and decreases in market capitalization. Specifically, the fair value of the Company at the consolidated level based on its market capitalization was compared to its carrying value. This process indicated that the Company's carrying value exceeded its fair value. The fair value was then allocated to all of the

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Company's assets and  liabilities.  There was no excess fair value over the fair value allocated to the Company's net assets indicating that goodwill had been impaired. As a result, the Company recorded a non-cash charge of $371,536 to operations to reflect this impairment of goodwill.

After the recording of a net income tax benefit of $34,000, the Company does not have the ability to carryback additional losses to prior periods. However, these losses will be available to reduce future taxable income, subject to certain Federal limitations.

Net earnings for the year ended March 31, 2002 included a gain of $450,069 ($.11 net earnings per share) on the sale of IVC Industries, Inc. ("IVCO") common stock. The Company received $2.50 in cash for each share of IVCO common stock owned as a result of the merger of IVCO and Inverness Medical Innovations, Inc.

Excluding the gain on sale of marketable securities, the Company had a net loss before income tax benefit of $241,230 for the year ended March 31, 2002. An income tax benefit of $94,000 was recorded to recognize the utilization of the carryback of such net operating losses for tax purposes.

Except for the historical information contained herein, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic and market conditions, the potential loss or termination of existing clients and contracts and the ability of the Company to successfully identify and thereafter consummate one or more acquisitions.

American  Claims  Evaluation,  Inc.,  through its wholly owned  subsidiary,  RPM
Rehabilitation   &  Associates,   Inc.,   offers  a  full  range  of  vocational
rehabilitation and disability management services.


For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.


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